Exhibit 10.34
                          AGREEMENT


This Agreement is made and entered into by and between Enron
Corp. ("Company") and Richard D. Kinder ("Kinder"), an individual residing in Houston, Texas, on and effective the 25th day of November, 1996 (the "Effective Date").

                          WITNESSETH:

     WHEREAS, Company and Kinder have agreed that Kinder's employment with the Company will voluntarily terminate; and

     WHEREAS, Company and Kinder have agreed upon the time, terms and conditions under which Kinder's employment with the Company will terminate;

     NOW, THEREFORE, for and in consideration of the mutual covenants, promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Kinder agree as follows:


1.   Regarding Kinder's Employment with Company.

1.1. Employment. Kinder's voluntary resignation and termination of employment with Company shall be effective on February 15, 1997 ("Termination Date"). Effective December 31, 1996, Kinder shall resign as an officer, director and member of executive committees of Company and its subsidiaries and affiliated companies in which he holds office, directorship and/or membership; however, from December 31, 1996, until the Termination Date, Kinder will continue to perform the duties reasonably agreed to between him and the Chairman and Chief Executive Officer of Company. In connection with his resignation as an officer, director and member of executive committees, Kinder agrees to sign a resignation letter to be placed in the corporate minute books of Company, its subsidiaries and affiliates. The parties agree that such resignation and continuation of employment, which results in a transfer of position and an overall substantial and material reduction in the nature and scope of his duties and responsibilities, shall not be an Involuntary Termination of Kinder's employment with Company. The parties agree that as of the Effective Date, there has occurred no event that is or could result in an Involuntary Termination of Kinder's employment with Company.

1.2. Employment Agreement. Subject to the provisions of this Agreement which shall be controlling and which are an amendment thereof, the Employment Agreement as amended from time to time, between Company and Kinder effective as of September 1, 1989 (the "Employment Agreement)" shall continue in effect until the Termination Date, whereupon
Kinder's employment with Company shall voluntarily terminate.

1.3. Defined Terms. Terms and phrases used in this Agreement which are defined in the Employment Agreement shall have the same meaning as used in the Employment
Agreement.

2.   Consideration:

2.1. Payments. As consideration for covenants contained herein and the parties' agreement therewith, and subject to tax withholding requirements, Company shall pay to Kinder:

     A.  A payment in the sum of One Million Dollars
     ($1,000,000) which shall be paid to Kinder on January
     1, 1997.

     B. An amount as the annual bonus Kinder would receive for calendar year 1996 in the sum of One Million Five
     Hundred Thousand Dollars ($1,500,000), which shall be paid at the time bonus payments for calendar year 1996 are paid to executives of Company, but not later than the Termination Date.

2.2. Debt Cancellation. All principal in the amount of Three Million Fifty Three Thousand Eighty Six Dollars
($3,053,086) and all interest accrued through February 7, 1997 (Six Hundred Seventy Four Thousand Five Hundred Three
Dollars ($674,503) as of September 30, 1996, plus interest accrued thereafter through February 7, 1996) under Kinder's
Stock Finance Documents and Loan Commitment Documents are canceled and forgiven as of February 7, 1996, and shall be reported by Company as taxable income to Kinder.

2.3. Club Memberships. Company shall transfer to Kinder the memberships maintained by Company for Kinder at the Houston Racquet Club and the Petroleum Club, and such transfer of memberships shall be reported by Company as taxable income to Kinder. Kinder shall pay fees and costs associated with continuation of such memberships in his name.

2.4 Vacation Days. Company shall pay Kinder accumulated unused vacation pay for 1996 on December 31, 1996 in the amount of Forty Six Thousand Ten Dollars ($46,010), and accumulated unused vacation pay for 1997 in the amount of Sixty Three Thousand Four Hundred Sixty Two Dollars
($63,462) on the Termination Date.

3.   Employee Benefit Plans and Compensation Programs.

3.1. Entitlement to Benefits and Compensation. Except as otherwise provided in this Agreement, Kinder shall be entitled to receive benefits earned by and payable to him under all employee benefit plans and compensation plans and programs in which he participated or was covered by during his employment with Company, according to the terms and provisions thereof, and as provided for in the Employment
Agreement. In furtherance thereof, the parties acknowledge and agree:

     A.   Kinder shall receive annual payments of One
     Hundred Twenty One Thousand Two Hundred Forty Five
     Dollars ($121,245.00) each, on or before each March 1 in the years 1997 through 2002.

     B. Kinder shall receive not less than One Hundred Thousand Dollars ($100,000) as a result of the performance of the Performance Units granted to him under Company's Amended and Restated Performance Unit Plan, representing payment for 400,000 Performance Units granted to him on February 8, 1993 for the 1993 - 1996 Performance Period, and as communicated in a grant notification letter dated February 10, 1993.

     C. Kinder has waived and forfeited all rights to post retirement benefits under the Enron Executive
     Supplemental Survivor Benefits Plan and all benefits under the Houston Natural Gas Corporation and
     Subsidiaries Executive  Post-Retirement  Salary
     Continuation  Agreement dated July 1, 1985.

     D. Vesting of all outstanding options granted to Kinder under stock plans of Company shall cease as of the Termination Date. Options which are vested and outstanding on the Termination Date shall be exerciseable as specified and provided for in the applicable grant agreements. Company agrees that as of December 31, 1996, Company will cause to vest in Kinder at least 213,334 options granted to Kinder pursuant to Grant No. 005109, dated February 8, 1994.

     E.   The benefits payable under Company's Deferral
     Plans and the HNG Deferral Plan will be paid, when distributable to Kinder in accordance with the provisions of said plans, as if Kinder had retired from Company.

     F. Kinder waives, and Company shall not be required to pay, any severance or severance benefits, in connection with the termination of his employment, whether from a Company sponsored severance plan or the general assets of Company. The consideration provided for under this Agreement are in lieu of and take the place of any severance pay or severance benefit, which Kinder forfeits.

     G. Except as provided in this Agreement, all compensation and benefits to Mr. Kinder terminate contemporaneously with his termination of employment as of the Termination Date.

4.   Ownership, Protection, Use and Marketing of
Intellectual Property:

4.1. Disclosure. Kinder will promptly disclose to Company all of the information or technology that Kinder heretofore conceived, developed, reduced to practice, made, invented, created, or acquired in connection with Kinder's employment relationship with Company. This includes information and technology (including but not limited to, confidential information and trade secrets), improvements (whether or not patentable), inventions, designs, algorithms, formulas, processes, compositions of matter, mask works, computer programs, and all forms of expression of ideas and original works of authorship that are the subject matter of copyright. This applies to all information or technology, whether conceived, developed, reduced to practice, made, invented, created, or acquired solely or jointly with others, whether or not in the course and scope of Kinder's employment services, whether or not in Company's offices or at Kinder's home or elsewhere, and whether or not using Company's facilities.

4.2. Assignment. To the extent that the information or technology, particularly the forms of expression of ideas and original works of authorship constituting the subject matter of copyright, were during Kinder's employment by Company, conceived, developed, reduced to practice, made, invented, created, or acquired as a result of Kinder being commissioned or requested by Company to perform services for Company, to the fullest extent allowed by law it is intended that such information and technology shall be a "work for hire," both under the United States Copyright Act or otherwise. To the extent the information or technology is not a work for hire, Kinder hereby irrevocably assigns to Company all worldwide right, title and interest in and to the information and technology, including all intellectual property rights in or pertaining to such and technology. This assignment of intellectual property rights in or pertaining to the information and technology includes, but is not limited to (a) the right to maintain all such information and technology in confidence (including the right of first publication as specified in more detail below), (b) the right to determine whether, when and under what circumstances to file applications for Unites States and foreign patents, (c) all rights of copy right, and (d) all "moral rights." The term "moral rights" means (i) the exclusive right of attribution (e.g., authorship, inventorship, etc.) of the information and technology, (ii) the right to object to or prevent the modification of the information or technology, (iii) the right to withdraw from circulation or control the publication or distribution of the information or technology, and/or (iv) any similar right existing under the judicial or statutory law in any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right." Kinder waives any such moral rights with respect to the information and technology; provided, however, Kinder retains a non-exclusive right to attribution (e.g., authorship, inventorship, etc.) of the information and technology.

4.3. Company Confidential Information. Kinder's employment relationship with Company creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that is or has been conceived, developed, reduced to practice, made, invented, created, or acquired during Kinder's employment relationship with Company and is owned or possessed by Company or is or has been learned by Kinder from Company or its subsidiaries, affiliates or licensees and their suppliers and customers (all of which is referred to herein as the "Company Confidential Information"). The term Company Confidential Information includes not only technical information but also marketing plans, product plans, business strategies, financial information, personnel information, and customer lists. At all times both during the employment relationship with Company and thereafter, Kinder shall keep and hold such Company Confidential Information in strict confidence and trust, and will not use or disclose any of such Company Confidential Information without the prior written consent of Company, except as otherwise allowed by this Agreement.

4.4. Cooperation. Kinder will assist Company, and its subsidiaries, affiliates or licensees, in every proper way to obtain, maintain and enforce for Company and its subsidiaries, affiliates or licensees, as the case may be, all patents, copyrights, information mask work rights, confidentiality and trade secret rights, and other legal protections for the information and technology in the United States and all foreign countries. Kinder and Company will execute such documents as Company may reasonable request for use in obtaining, maintaining and enforcing such patents, copyrights, mask work rights, confidentiality and trade secret rights, and other legal protections for the information and technology, provided that Company shall compensate Kinder after the term of this Agreement for time or expense actually spent by Kinder at Company's request on such assistance. Kinder appoints the Secretary of Company as attorney-in-fact to execute documents on behalf of Kinder for this purpose.

5.   Parties Shall Refrain From Publishing Statements:

5.1. Kinder Shall Refrain From Publishing Statements.
Kinder shall refrain from publishing any oral or written statements about Company, any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company or any of its subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company or any of its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Company and its subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives under this provision are in addition to any and all rights and remedies otherwise afforded by law.

5.2. Company Shall Refrain from Publishing Statements.
Company shall refrain from publishing any oral or written statements about Kinder that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Kinder; or that constitute an intrusion into the seclusion or private life of Kinder; or that give rise to unreasonable publicity about the private life of Kinder; or that place Kinder in a false light before the public; or that constitute a misappropriation of Kinder's name. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Kinder under this provision are in addition to any and all rights and remedies otherwise afforded by law.

6.  Competition.

6.1 Non Inducement. After the Termination Date, Kinder shall not be subject to any restriction or limitation on his ability to engage in any business, whether on his own behalf or on the behalf of another, provided, however, for a period of two years following the Termination Date, Kinder shall not, directly or indirectly, on his own behalf or on the behalf of another, induce any employee of Company or any Affiliate to terminate his or her employment with Company or such Affiliate. Provided, however, this shall not prohibit the hiring of any such employee if Company terminates such employee or such employee terminates employment with Company without such inducement by Kinder.

6.2. Provisions Survive. It is understood that the termination of Kinder's employment with Company and the Employment Agreement shall not relieve Kinder of any continuing obligations imposed upon Kinder hereunder, including, but not limited to, the obligations specified in this Article 6 and Articles 4 and 5 above.

7.    Miscellaneous:

7.1. Governing Law. The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof.

7.2. Amendment to Employment Agreement. This Agreement is an amendment to the Employment Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer or representative of Company, or by any written document unless it is signed by an officer of Company.

7.3. Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, addressed as follows:

     If to Company:

          Enron Corp.
          1400 Smith Street, Suite 5029
          Houston, Texas  77002
          Attention: Corporate Secretary

     If to Kinder:

          Richard D. Kinder
          101 Westcott Apt. 1801
          Houston, Texas

or to any other address which either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

7.4. No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

7.5. Remedy for Breach of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in both law and in equity, including but not limited to, injunctive relief for the enforcement of or relief from any provisions of this Agreement.

7.6. Severability. It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. It is further the desire and intent of the parties that in the event of any breach of any portion of this Agreement, the remainder of this Agreement shall remain in effect as written and enforceable to the fullest extent permitted by law.

7.7. Withholding of Taxes. Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

7.8. Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.


     IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals effective as of the Effective Date stated above.


ENRON CORP.


By:  KENNETH L. LAY
Title:  Chairman & CEO



RICHARD D. KINDER


RICHARD D. KINDER